Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Hartman vREIT XXI, Inc.

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 4 to Form S-11 Registration Statement (No. 333-232308) (Registration Statement) of our report dated March 30, 2022 relating to the consolidated financial statements of Hartman vREIT XXI, Inc. and Subsidiaries (the Company) as of and for the years ended December 31, 2021 and 2020 included in the Company’s Annual Report (Form 10-K) filed with the Securities and Exchange Commission on March 30, 2022, which are incorporated by reference in the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.
Houston, Texas
May 4, 2022